UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2015

PetMed Express, Inc. (Exact name of registrant as specified in its charter)

Florida	000-28827	65-0680967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1441 S.W. 29th Avenue, Pompano Beach, FL 33069
(Address of principal executive offices) (Zip Code)

(954) 979-5995
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 22, 2015 (“Effective Date”), the registrant (“PetMed”), by and through a wholly-owned subsidiary entered into an Agreement of Purchase and Sale (“Agreement”) with an unaffiliated privately held Delaware corporation (“Seller”) for the purchase of real property located in Palm Beach County Florida, and improvements thereon (collectively referred to herein as the “Property”), the assignment and assumption of all leases and service agreements affecting the Property, and certain tangible and intangible personal property related to the Property, for a purchase price of $18.5 million, plus closing costs.

PetMed expects to fund the purchase price in cash as follows: (i) within three (3) business days after the Effective Date, PetMed shall deposit in escrow $150,000 (“Initial Deposit”), (ii) if PetMed fails to notify Seller in writing of PetMed’s election to terminate the Agreement prior to expiration of the Contingency Period (described below), or PetMed notifies Seller in writing of PetMed’s election to continue the Agreement beyond the Contingency Period, then the Agreement shall remain in full force and effect, and PetMed shall within two (2) business days after the expiration of the Contingency Period deposit in escrow an additional $250,000 (“Additional Deposit”), and (iii) the balance of the purchase price, in the amount of $18,100,000 (plus or minus any prorations pursuant to the Agreement) shall be paid to Seller at the consummation of the purchase and sale contemplated under the Agreement (the “Closing”). In the event of a default under the Agreement by PetMed, Seller would be entitled to receive the Initial Deposit and the Additional Deposit as its sole remedy. In the event of a default under the Agreement by Seller, PetMed would be entitled to: (i) terminate the Agreement and receive the Initial Deposit and the Additional Deposit; or (ii) attempt, within 30 days after the scheduled closing date, to specifically enforce the performance by Seller of its obligations under the Agreement.

The Property consists of approximately 634,000 square feet of land or 14.6 acres with two building complexes with additional land for future use. The first building complex consists of approximately 125,000 square feet consisting of both office and warehouse space categorized as industrial class B office space and class A warehouse space. The second building complex consists of approximately 60,000 square feet consisting of both office and warehouse space categorized as industrial class B office space and class A warehouse space. As of December 22, 2015, the Property was 48% leased to two tenants with a remaining weighted average lease term of 4.2 years.

The Agreement contains representations, warranties, conditions, covenants and agreements that PetMed believes are customary for transactions of this type. The Closing is subject to a number of customary closing conditions, including, but not limited to, (i) the accuracy of the representations and warranties made by the parties in the Agreement (ii) the compliance by the parties with their respective covenants in the Agreement, in each case subject to customary materiality qualifiers, and (iii) the review and approval by PetMed of certain due diligence during the Contingency Period. The Contingency Period commences on the Effective Date and ends 5 business days after the Effective Date. PetMed may terminate the Agreement prior to the expiration of the Contingency Period in the event that the Seller fails to cure certain objections pursuant to the terms of the Agreement.

The Closing shall be held on the twentieth (20th) day after the expiration of the Contingency Period, anticipated to occur on or before January 19, 2016, subject to certain extension rights as set forth in the Agreement. There is no assurance that the acquisition of the Property will close on the anticipated terms, when anticipated or at all.

Upon acquisition and when the property is renovated to PetMed’s specifications and ready for its operation, PetMed intends to occupy the remaining approximately 99,000 square feet of the building for its principal offices and warehouse, and continue to operate the remaining office space pursuant to existing leases.

The foregoing description of the Agreement of Purchase and Sale does not purport to be complete and is subject to, and qualified in its entirety by, the Agreement of Purchase and Sale, which will be filed in a subsequent current or periodic report.

Safe Harbor Statement

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by the words “believes,” “intends,” “expects,” “may,” “will,” “should,” “plans,” “projects,” “contemplates,” “intends,” “budgets,” “predicts,” “estimates,” “anticipates,” or similar expressions. These statements are based on our beliefs, as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements are subject to a number of risks, uncertainties, and assumptions, including, without limitation: Petmed, in its sole and absolute discretion, may terminate the Agreement during the Contingency Period; and the consummation of the purchase and sale of the Property may not occur on the anticipated terms, when anticipated, or at all. Actual future results, performance and achievements may differ significantly from those contemplated, expressed or implied by these forward-looking statements. A reader, whether investing in our common stock or not, should not place undue reliance on these forward-looking statements, which apply only as of the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2015

PETMED EXPRESS, INC.

By:	/s/ Bruce S. Rosenbloom
Name:	Bruce S. Rosenbloom
Title:	Chief Financial Officer

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